JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock, par value $0.01 per share, of Crown Castle International Corp., dated as of January 11, 2008, is, and any amendments thereto, (including Amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: January 11, 2008

ATTICUS CAPITAL LP

By: /s/ Timothy R. Barakett*
    Timothy R. Barakett
    Chairman and Chief Executive Officer

ATTICUS MANAGEMENT LIMITED

By: /s/ Dennis Bertron
    Dennis Bertron
    Attorney-in-fact

TIMOTHY R. BARAKETT

/s/ Timothy R. Barakett*

______________________
* by Dennis Bertron, attorney-in-fact.